Exhibit 10.21

REVOLVING LINE OF CREDIT NOTE

$2,400,000.00	San Diego, California
June 24, 2013

FOR VALUE RECEIVED, the undersigned PFENEX INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 401 B. St., Suite 2201, San Diego, California 92101, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(b) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), three (3), six (6) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies , or (B) for the purpose of calculating effective rates of interest for loans making reference to the Overnight LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for overnight delivery of funds in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined In Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable term of this Note,

(d) “Overnight LIBOR” means at any time the rate of interest equal to LIBOR then in effect for an overnight period.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be two and one quarter percent (2.25%) above the Overnight LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two percent (2.0%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Overnight LIBOR Rate, each change in the interest rate shall become effective each Business Day that the Bank determines that the Overnight LIBOR Rate has changed. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima fade evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Overnight LIBOR Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Overnight LIBOR Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select an interest rate determined in relation to the Overnight LIBOR Rate or a Fixed Rate Term for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection for a Fixed Rate Term, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection for a Fixed Rate Term, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made an Overnight LIBOR Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (I) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing July 1, 2013.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on April 2, 2015.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Betrand Liang, Henry Talbot or Patricia Lady, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Overnight LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Overnight LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Overnight LIBOR Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii) Subtract from the amount determined in (I) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that It is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Overnight LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2012, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default (which is not cured within any applicable cure period), the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder within twenty (20) days of written demand by the holder (which demand shall include a reasonably detailed summary of the amounts which are the subject thereof) the full amount of all reasonable payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (excluding allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower. Notwithstanding anything herein to the contrary, the prevailing party in any action to enforce this Note shall be entitled to recover from the non-prevailing party in such action all reasonable costs and expenses, including without limitation reasonable attorneys’ fees, expended or incurred by the prevailing party in such action.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

PFENEX, INC.

By:	/s/ Bertrand Liang
Betrand Liang, Chief Executive Officer

March 27, 2015

PFENEX INC.

10790 Roselle St.

San Diego, CA 92121

Dear Borrower:

This letter is to confirm that WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) has agreed to extend the maturity date of that certain credit accommodation granted by Bank to PFENEX INC. (“Borrower”) in the maximum principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00) pursuant to the terms and conditions of that certain Credit Agreement between Bank and Borrower dated as of May 1, 2012, as amended from time to time (the “Agreement”).

PFENEX INC.

March 27, 2015

The maturity date of said credit accommodation is hereby extended until July 2, 2015. Until such date, all terms and conditions of the Agreement which pertain to said credit accommodation shall remain in full force and effect, except as expressly modified hereby. The promissory note dated as of June 24, 2013 executed by Borrower and payable to the order of Bank which evidences said credit accommodation (the “Note”), shall be deemed modified as of the date this letter is acknowledged by Borrower to reflect the new maturity date set forth above. All other terms and conditions of the Note remain in full force and effect, without waiver or modification.

Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension for the above-described credit accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.

Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to my attention at the above address on or before March 27, 2015.

Very truly yours,

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By:	/s/ Linda K. Schneider
LINDA K. SCHNEIDER,
RELATIONSHIP MANAGER

PFENEX INC.

March 27, 2015

Acknowledged and accepted as of March 27, 2015:

PFENEX INC.

By:	/s/ Bertrand Liang
BERTRAND LIANG, CHIEF EXECUTIVE OFFICER